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                                                                   EXHIBIT 10.10

                        EXECUTIVE EMPLOYMENT AGREEMENT



      THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is entered into on October 18, 2000 and is effective as of May 16, 2000 (the "Effective Date") between Mattel, Inc., a Delaware corporation ("Mattel") and Robert A. Eckert (the "Executive").

1.    Employment Period.  Mattel hereby agrees to employ and continue in its
      -----------------
employ the Executive, and the Executive hereby accepts such employment and agrees to remain in the employ of Mattel, for the period commencing on the Effective Date and ending on June 30, 2003, subject to earlier termination as provided herein; provided that commencing on June 30, 2000, the term of this Agreement shall be extended automatically for one (1) additional day for each day that has then elapsed since the Effective Date, unless, at any time thereafter, either the Board of Directors of Mattel (the "Board"), on behalf of Mattel, or the Executive gives written notice to the other, in accordance with
Section 14(b), below, that such automatic extension of the term of this Agreement shall cease. Any such notice shall be effective immediately upon delivery. The initial term of this Agreement, plus any extension by operation of this Section 1, shall be hereinafter referred to as the "Term."

2.    Duties.
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(a)       Executive's Positions and Titles.  During the Term, the Executive's
          --------------------------------
positions and titles shall be Chairman of the Board and Chief Executive Officer, Mattel, Inc. He shall also be nominated for election as a director of Mattel at the earliest opportunity.

(b)       Executive's Duties. Executive shall report directly to the Board of
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Directors. Throughout the Term, the Executive's duties, responsibilities and authority shall include all of the duties, responsibilities, and authority normally performed by the Chairman and Chief Executive Officer of Mattel, with such additions or modifications thereto which are consistent with his position, responsibilities and authority hereunder, as the Board may, from time to time, in its discretion and acting in good faith after consultation with the Executive, adopt. In no event shall the duties, responsibilities and authority of Executive be less than those initially performed by him. The Executive's services shall be performed in the greater Los Angeles, California, area at Mattel's headquarters, and, without the Executive's consent, he shall not be transferred outside such area, other than for normal business travel and temporary assignments.
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(c)       Full Time. The Executive agrees to devote the Executive's full
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business time to the business and affairs of Mattel and to use the Executive's best efforts to perform faithfully and efficiently the duties and responsibilities assigned to the Executive hereunder, subject to periods of vacation and sick leave to which he is entitled. Notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees and manage his personal investments and affairs to the extent such activities do not materially interfere with the performance of his duties and responsibilities. After consultation with the Board or the Executive Committee thereof as to appropriateness with regard to the Executive's duties and responsibilities to Mattel, the Executive may also serve on corporate boards of directors of corporations which do not directly compete with Mattel. In no event will Executive invest in any business which directly competes with Mattel, nor will he engage in any outside business activity of any nature, including, but not limited to, activity as a consultant, agent, partner, officer or provider of business services of any nature, directly or indirectly to a corporation or other business enterprise. Nothing in this Agreement shall be construed to prohibit the Executive from investing in up to 1% of the stock of any corporation which does not directly compete with Mattel and whose stock is listed on a national securities exchange or on the Nasdaq National Market system.

3.    Compensation and Benefits.
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(a)       Base Salary. During the Term, the Executive shall receive a base
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salary ("Base Salary"), paid bi-weekly, at an annual rate of at least
$1,250,000. The Base Salary shall be reviewed from time to time in accordance with Mattel's policies and practices, but no less frequently than once every eighteen (18) months and may be increased at any time and from time to time by action of the Board or the Compensation/Options Committee thereof or any individual having authority to take such action in accordance with Mattel's regular practices. Any increase in the Base Salary shall not serve to limit or reduce any other obligation of Mattel hereunder and, after any such increase, the Base Salary shall not be reduced.

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(b)       Sign-On Bonus and Corporate Loan.
          --------------------------------

     (i)       Initial Bonus Payment. Mattel has paid the Executive an initial
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     bonus payment of $2,784,874 in cash, which payment constitutes a sign-on bonus.

     (ii)      Corporate Loan. Mattel has provided the Executive a loan in the
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     amount of $5,500,000, in accordance with the Loan Agreement attached hereto as Exhibit A.

(c)       Annual Bonus Programs. In addition to the Base Salary, the Executive
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shall be eligible to participate throughout the Term in such annual bonus plans and programs ("Annual Bonus Programs"), such as Mattel's Management Incentive Plan (the "MIP"), as may be in effect from time to time in accordance with Mattel's compensation practices and the terms and provisions of any such plans or programs as in effect from time to time; provided that the Executive's eligibility for and participation in each of the Annual Bonus Programs shall be at a level and on terms and conditions consistent with those for other senior executives of Mattel. Executive shall have a target annual bonus under such Annual Bonus Programs equal to at least 100% of Base Salary and a maximum annual bonus equal to at least 200% of Base Salary. Unless Executive's employment is terminated for Cause prior to the normal annual bonus payment date for the 2000 year under Mattel's compensation practices, Executive shall receive an annual bonus for such year equal to at least the target annual bonus of $1,250,000, without proration.

(d)       Long Term Incentive Programs. In addition to the Base Salary and
          ----------------------------
participation in the Annual Bonus Programs, the Executive shall be eligible to participate throughout the Term in such long term bonus plans and programs ("Long Term Bonus Programs"), such as Mattel's Long Term Incentive Plan ("LTIP"), as may be in effect from time to time in accordance with Mattel's compensation practices and the terms and provisions of any such plans or programs as in effect from time to time; provided that the Executive's participation in each Long Term Bonus Program shall be at a level and on terms and conditions consistent with competitive pay practices and with participation by other senior executives of Mattel. Executive's long term incentive bonus for the 2000-2002 performance cycle shall be at least $2,000,000 for performance at the threshold level, $4,000,000 at the target level, and $8,000,000 at the maximum level, prorated for the period from the Effective Date through the end of the year 2002.

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(e)       Equity Based Incentive Compensation.
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     (i)      Initial Option Grant. Executive was awarded on the Effective Date
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     an initial grant of ten-year options ("Initial Option Grant") with respect to 3,000,000 shares of the common stock of Mattel to vest (i) 750,000 shares on the Effective Date, and (ii) 750,000 shares on each of the first three anniversaries of the Effective Date. The exercise price for the options was $11.25, the closing NYSE price on May 16, 2000, the date the Executive accepted employment with Mattel. The Initial Option Grant is otherwise subject to the terms and conditions of Mattel's Amended and Restated 1996 Stock Option Plan.

     (ii)     Initial Restricted Stock Unit Grant. The Executive was awarded on
              -----------------------------------
     the Effective Date an initial grant of 685,468 shares of deferable restricted stock units ("Initial Restricted Stock Unit Grant") to vest 25% on June 30, 2000, 25% on January 31, 2001, 25% on January 31, 2002, and 25%
     on June 30, 2008. The shares issuable as a result of the vesting of such restricted stock units shall be delivered by Mattel to the Executive by the earlier of: (A) April 1 of the year that next follows the end of the calendar year during which the Executive ceases to be employed by Mattel; or (B) thirteen (13) months following the earliest date when the entire payment would be tax deductible under all pertinent federal tax laws, including Section 162(m) of the Internal Revenue Code, without affecting the deductibility of $1 million of the Executive's Base Salary in any year, as determined by the reasonable belief of the Board's Compensation Committee.

     (iii)    Participation In Mattel's Stock Incentive Plans. During the Term,
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     the Executive shall be entitled to participate in Mattel's stock option plans and other stock incentive programs in a manner consistent with competitive pay practices and in accordance with the policies and practices of Mattel as in effect from time to time with respect to senior executives employed by Mattel so as to reflect the Executive's responsibilities.

(f)       Other Incentive Plans. During the Term, the Executive shall be
          ---------------------
eligible to participate, subject to the terms and conditions thereof, in all incentive plans and programs, including, but not limited to, such cash and deferred bonus programs as may be in effect from time to time with respect to senior executives employed by Mattel so as to reflect the Executive's responsibilities.

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(g)       Supplemental Retirement Benefits.
          --------------------------------

     (i)       Age 60 Pension. Upon termination of employment, the Executive
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     will be entitled to receive from Mattel a supplemental retirement benefit which, when expressed as a single life annuity and added to any benefits payable under all qualified and nonqualified defined benefit retirement plans of Mattel (also expressed as a single life annuity), will produce an aggregate annual pension benefit at age 60 (the "Age 60 Pension") which is not less than 35% of (i) the Executive's average annual compensation or, if greater, (ii) $2,500,000, the sum of the Executive's initial annual Base Salary under Section 3(a) and initial target annual bonus under Section 3(c), subject to the possible reductions described in paragraph (ii), below. For purposes hereof, except as provided below, the Executive's "average annual compensation" shall be equal to the sum of (A) the average of the Executive's final three years of annual base salary, plus (B) the average of the greatest two of the five most recent Annual Bonus Program bonuses earned by the Executive. In the event the Executive has completed fewer than three or five years of employment with Mattel at the time of termination of employment, then such average amounts shall be based upon such shorter period.

     (ii)      Pre-Age 60 Termination. In the event of termination of
               ----------------------
     employment prior to age 60 for any reason other than termination by Mattel for Cause or resignation by the Executive without Good Reason, the Executive will be entitled to the Age 60 Pension. If the Executive's employment is terminated under circumstances which entitle him to receive severance benefits under Section 5(d)(i)(C) below, then for the purpose of determining the Executive's average annual compensation in calculating such Age 60 Pension, the Executive's average annual compensation shall be calculated as if the Executive had remained employed by Mattel for three
     (3) additional years and had received for each of those years Base Salary at the rate in effect at the time the Notice of Termination is given and a Bonus as determined under Section 5(d)(i)(B), below, but without proration and, in each case, without regard to any contributions by Mattel for the Executive's benefit to any retirement or other investment plan. In the event of the Executive's resignation without Good Reason or termination by Mattel for Cause prior to age 60, the amount of the Age 60 Pension will be calculated as above and then such amount shall be reduced by (i) 3% of such amount multiplied by (ii) the number of full years during the period between such resignation or termination and the Executive's 60th birthday; and in the event of such a resignation or termination prior to the fifth anniversary of the Effective Date, the amount of the Age 60 Pension, as reduced under the preceding clause, will be further prorated by multiplying it by a fraction the numerator of which is the number of months the Executive was actively employed by Mattel and the denominator of which is 60.

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          (iii)     Early Commencement of Supplemental Pension. In the event
                    ------------------------------------------
          Executive's employment with Mattel is terminated prior to age 60, the Age 60 Pension may be commenced early, subject to a reduction of 3% for each full year that the pension commences prior to age 60. In the event of a Change of Control, the 3% discount for early commencement will be measured from age 55.

          (iv)      Form of Payment of Supplemental Pension and Survivor
                    ----------------------------------------------------
          Benefits. The Age 60 Pension may be paid in any form permitted under
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          Mattel's Supplemental Executive Retirement Plan. In the event of the
          Executive's death before the Age 60 Pension becomes payable, his wife will receive, commencing immediately, a survivor annuity for her life equal to 50% of the amount which would have been payable to the Executive if he had terminated his employment for Good Reason immediately prior to the date of his death and elected to commence his Age 60 Pension immediately. Any such survivor benefit will be reduced by the amount of any pre-retirement survivor benefit payable to the Executive's wife under Mattel's qualified and nonqualified defined benefit retirement plans.

(h)            Other Pension and Welfare Benefit Plans.  During the Term, the
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Executive and/or the Executive's dependents, as the case may be, shall be eligible to participate in, subject to the terms and conditions thereof, all pension and similar benefit plans (qualified, non-qualified and supplemental), profit sharing, ESOP, 401(k), medical and dental, disability, group and/or executive life, accidental death and travel accident insurance, and all similar benefit plans and programs of Mattel as in effect from time to time with respect to senior executives employed by Mattel so as to reflect the Executive's responsibilities. In the event of any applicable waiting periods with respect to Mattel's group health plan, Executive shall be entitled to receive an additional payment equal to Executive's premiums for continuation of group health coverage for Executive and his family under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or similar law for the period of time prior to the date Executive and his family become entitled to coverage under Mattel's group health plan without any further waiting periods, and that additional payment shall be "grossed-up" for all applicable taxes.

(i)            Additional Life Insurance Benefit. In addition to any group
               ---------------------------------
and/or executive life insurance benefits, Mattel shall maintain life insurance which will pay to the Executive's beneficiaries a death benefit equal to three times the Executive's initial Base Salary.

(j)            Expenses.  During the Term, the Executive shall be entitled to
               --------
receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and practices of Mattel as in effect from time to time. Mattel will pay all reasonable professional expenses incurred by the Executive in connection with the negotiation and preparation of this Agreement.

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

(k)       Fringe Benefits.  During the Employment Period, the Executive shall be
          ---------------
entitled to fringe benefits at a level at or above those available to other senior executives of Mattel, including a leased automobile, car and driver (at his disposal whenever required by him), personal and home security, and related expenses as well as first class travel expenses, the use of a company-issued gasoline credit card, club memberships and related expenses, and financial counseling and tax preparation services in accordance with the policies of Mattel as in effect from time to time with respect to senior executives employed by Mattel.

(l)       Vacation.  During the Employment Period, the Executive shall be
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entitled to paid vacation in accordance with the policies and practices of
Mattel as in effect from time to time with respect to senior executives employed by Mattel.

(m)       Certain Amendments.  Nothing herein shall be construed to prevent
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Mattel from amending, altering, eliminating or reducing any plans, benefits or programs so long as the Executive continues to receive compensation and benefits consistent with Sections 3(a) through (k).

(n)       Relocation Expenses.  Mattel will pay all costs of relocation of the
          -------------------
Executive and his family to California in accordance with Mattel's relocation policy, supplemented as follows to the extent such benefits are not provided under that policy:

     (i) Mattel shall reimburse the Executive for reasonable temporary living expenses for the Executive and his family in the Los Angeles metropolitan area for a period not to exceed one year from the date hereof;

     (ii) Mattel shall make available to the Executive the opportunity to sell his present primary residence at appraised value through Mattel's relocation firm; and

     (iii) Mattel shall pay the Executive, in addition to all relocation payments otherwise required pursuant to this Section 3(n), an amount such that after payment by the Executive of all of the Executive's applicable federal, state and local taxes on such amount, the Executive will retain an amount sufficient to pay the total of the Executive's applicable federal, state and local taxes arising due to the other payments under this Section 3(n).

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

4.    Termination.
      -----------

(a)       Death or Disability.  This Agreement shall terminate automatically
          -------------------
upon the Executive's death; provided that the Executive's Base Salary will be continued and paid for a period of six months thereafter. Mattel may terminate this Agreement, after having established the Executive's Disability, by giving to the Executive written notice of its intention to terminate the Executive's employment, and the Executive's employment with Mattel shall terminate effective on the 90th day after receipt of such notice (the "Disability Effective Date"). For purposes of this Agreement, the Executive's "Disability" shall occur and shall be deemed to have occurred only in the event that the Executive suffers a disability due to illness or injury which substantially and materially limits the Executive from performing each of the essential functions of the Executive's job, even with reasonable accommodation, and he becomes entitled to receive disability benefits under the Mattel Long-Term Disability Plan for exempt employees.

(b)       Cause. Mattel may terminate the Executive's employment for Cause, if
          -----
"Cause" as defined below exists and if at least two-thirds (2/3) of the nonmanagement members of the Board of Directors make a good faith determination that termination is appropriate. For purposes of this Agreement, "Cause" means
(i) one or more factually substantiated willful acts of dishonesty on the Executive's part which are intended to result in the Executive's substantial personal enrichment at the expense of Mattel; (ii) repeated violations by the Executive of the Executive's obligations under Section 2 of this Agreement which are demonstrably willful and deliberate on the Executive's part and which resulted in material injury to Mattel; (iii) conduct by the Executive of a factually substantiated criminal nature (commonly defined as a "felony" in criminal statutes) which has or which is more likely than not to have a material adverse effect on Mattel's reputation or standing in the community or on its continuing relationships with its customers or those who purchase or use its products; or (iv) factually substantiated fraudulent conduct by the Executive in connection with the business or affairs of Mattel, regardless of whether said conduct is designed to defraud Mattel or others; provided that, in each case, the Executive has received written notice of the described activity, has been afforded a reasonable opportunity to cure or correct the activity described in the notice, and has failed to substantially cure, correct or cease the activity, as appropriate.

(c)       Good Reason.  The Executive may terminate the Executive's employment
          -----------
at any time for Good Reason. For purposes of this Agreement, "Good Reason" means the good faith determination by the Executive that any one or more of the following have occurred:

     (i) without the express written consent of the Executive, any change(s) in any of the duties, authority, or responsibilities of the Executive which is (are) inconsistent in any substantial respect with the Executive's position, authority, duties, or responsibilities as contemplated by this Agreement;

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

     (ii)      any failure by Mattel to comply with any of the provisions of
     Section 3 of this Agreement, other than an insubstantial and inadvertent failure remedied by Mattel promptly after receipt of notice thereof given by the Executive, so long as Mattel reimburses Executive for cash payments due to the Executive and not theretofore paid, together with interest thereon at prevailing rates;

     (iii) any proposed termination by Mattel of the Executive's employment other than as permitted by this Agreement;

     (iv) any failure by Mattel to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 12(b);

     (v) without the Executive's consent, any requirement by Mattel that Executive be based at any office or location other than an office or location in the greater Los Angeles, California area, or at an office other than Mattel's headquarters, except for travel reasonably required in the performance of the Executive's responsibilities; or

     (vi) Mattel giving notice to the Executive to stop further operation of the evergreen feature described in Section 1, above.

(d)       Termination by Executive Without Good Reason. Executive may, at any
          --------------------------------------------
time without Good Reason, by at least 30 days prior written notice, voluntarily terminate this Agreement without liability.

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

(e)       Change of Control.  "Change of Control" means:
          -----------------

     (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of Mattel, including the shares of common stock of Mattel issuable upon an exchange of Softkey Exchangeable Shares that are not owned by Mattel or any corporation controlled by Mattel (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of Mattel entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following shall not constitute a Change of Control: (a) any acquisition directly from Mattel, (b) any acquisition by Mattel or any corporation controlled by Mattel, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Mattel or any corporation controlled by Mattel, (d) any acquisition by a Person of 20% of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities as a result of an acquisition of common stock of Mattel by Mattel or of Softkey Exchangeable Shares by Softkey which, by reducing the number of shares of common stock of Mattel or Softkey Exchangeable Shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities; provided, however, that if a Person shall become the beneficial owner of 20% or more of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities by reason of a share acquisition by Mattel or by Softkey as described above and shall, after such share acquisition by Mattel or Softkey, become the beneficial owner of any additional shares of common stock of Mattel, then such acquisition shall constitute a Change of Control or (e) any acquisition pursuant to a transaction which complies with clauses (a), (b) and (c) of subsection (iii) of this Section 4(e); provided, further, however, that for purposes of this subsection (i) any Investing Person (as such term is defined in the Rights Agreement) shall be deemed not to be a beneficial owner of any Investment Shares (as such term is defined in the Rights Agreement) and the holder of the Mattel Special Voting Preferred Share (as such term is defined in the Rights Agreement) shall be deemed not to be a beneficial owner of such Mattel Special Voting Preferred Share; or

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

     (ii) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Mattel's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

     (iii) consummation by Mattel of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Mattel or the acquisition of assets of another entity (a "Business Combination"), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Mattel or all or substantially all of Mattel's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) no Person (excluding any employee benefit plan (or related trust) of Mattel or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding share of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and
     (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

     (iv) approval by the shareholders of Mattel of a complete liquidation or dissolution of Mattel.

     For the purposes of this Section 4(e), (a) "Rights Agreement" means the Rights Agreement, dated as of February 7, 1992, as amended by an amendment dated as of May 13, 1999 and an amendment dated as of November 4, 1999 by and between Mattel and BankBoston N.A., a national banking association, formerly, The First National Bank of Boston, and not

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

giving effect to any amendments subsequent to November 4, 1999, (b) "Softkey" means Softkey Software Products Inc., an Ontario corporation, and (c) "Softkey Exchangeable Shares" means the Exchangeable Shares in the capital stock of Softkey.

(f)       Notice of Termination.  Any termination of the Executive's
          ---------------------
employment by Mattel for Disability or for Cause or following a Change of Control or by the Executive for or without Good Reason shall be communicated by a Notice of Termination to the other party hereto given in accordance with
Section 14(b). For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) except in the event of a termination following a Change of Control, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and (iii) specifies the Date of Termination (defined below).

(g)       Date of Termination.  "Date of Termination" means the date of actual
          -------------------
receipt of the Notice of Termination or any later date specified therein (but not more than fifteen (15) days after the giving of the Notice of Termination), as the case may be; provided that (i) if the Executive's employment is terminated by Mattel for any reason other than Cause or Disability, the Date of Termination is the date on which Mattel notifies the Executive of such termination; (ii) if the Executive's employment is terminated due to Disability, the Date of Termination is the Disability Effective Date; (iii) if the Executive's employment is terminated due to the Executive's death, the Date of Termination shall be the date of death; and (iv) if the Executive's employment is terminated by the Executive without Good Reason, the Date of Termination is the date thirty (30) days after the giving of the Notice of Termination, unless the parties otherwise agree in writing.

5.   Obligations of Mattel upon Termination.  Other than as specifically set
     --------------------------------------
forth or referenced in this Agreement, the Executive shall not be entitled to any benefits on or after the Date of Termination.

(a)       Death.  If the Executive's employment is terminated by reason of the
          -----
Executive's death, this Agreement shall terminate without further obligations by Mattel to the Executive's legal representatives under this Agreement, except as set forth in this Section 5(a) or as contained in an applicable Mattel plan or program which takes effect at the date of his death, but in no event shall Mattel's obligations be less than those provided by this Agreement.

     (i) As of the Date of Termination, the Executive's family shall be entitled to health care coverage and financial counseling benefits until the third anniversary of the Date of Termination;

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

                    (ii) From and after the Date of Termination, the Executive's legal representatives shall be entitled to receive those benefits payable to the Executive's surviving spouse or other named beneficiaries under the provisions of any applicable Mattel plan or program and/or as provided for under Section 3(g), above, including, without limitation, any benefits commencing immediately upon the Executive's death;

                    (iii) On the Date of Termination, all options to purchase stock of Mattel theretofore granted to the Executive ("Options") and not exercised by the Executive shall become fully vested and shall be exercisable by his legal representatives for a period of ten (10) years from the date each such Option was granted; and

                    (iv) On the Date of Termination, all restricted stock units and restricted stock, including, without limitation, any restricted stock units granted as part of the Initial Restricted Stock Unit Grant described in Section 3(e)(ii), above, granted by Mattel to the Executive prior to the Date of Termination which had not vested prior to such date, shall become fully vested and nonforfeitable.

     (b)                 Disability. If the Executive's employment is terminated
                         ----------
     by reason of the Executive's Disability, the Executive shall be entitled to receive after the Disability Effective Date:

                    (i) disability benefits, if any, at least equal to those then provided by Mattel to disabled executives and/or their families;

                    (ii) until the earlier of the third anniversary of the Date of Termination or the date the Executive accepts other employment, those other benefits described in Section 5(d)(v), on the terms set forth therein;

                    (iii) all supplemental retirement benefits for which the Executive is or shall become eligible shall be immediately available;

                    (iv) on the Disability Effective Date, all Options theretofore granted to the Executive and not exercised by the Executive shall become fully vested and shall be exercisable for a period of ten (10) years from the date each such Option was granted; and

                    (v) On the Disability Effective Date, all restricted stock units and restricted stock, including, without limitation, any restricted stock units granted as part of the Initial Restricted Stock Unit Grant described in Section 3(e)(ii), above, granted by Mattel to the Executive prior to the Disability Effective Date which had not vested prior to such date, shall become fully vested and nonforfeitable.

     (c)            Cause/Other Than for Good Reason. If the Executive's employ-
                    --------------------------------
     ment is terminated for Cause or if the Executive terminates the Executive's employment without Good Reason, Mattel shall pay the Executive all Accrued Obligations, all unvested portions of the Initial Option Grant and the Initial Restricted Stock Unit Grant shall be forfeited, and Mattel shall have no further obligations to the Executive under this Agreement. For purposes of this Section 5(c), the term "Accrued Obligations" shall mean, as of the Date of Termination, the sum of (i) the Executive's full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given to the extent not theretofore paid, (ii) the amount of any bonus, incentive compensation, deferred compensation (including, but not limited to, any supplemental retirement benefits) and other cash compensation earned by the Executive as of the Date of Termination to the extent not theretofore paid and (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive as of the Date of Termination to the extent not theretofore paid. For purposes of determining an Accrued Obligation under this Section 5(c), amounts shall be deemed to accrue ratably over the period during which they are earned, but no discretionary compensation shall be deemed earned or accrued until it is specifically approved by the Board in accordance with the applicable plan, program or policy.

     (d)            Good Reason; Other Than for Cause or Disability.  If Mattel
                    -----------------------------------------------
     terminates the Executive's employment other than for Cause or Disability or the Executive terminates the Executive's employment for Good Reason:

           (i) Mattel shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                    (A) if not theretofore paid, the Executive's Base Salary through the Date of Termination at the rate in effect at the time of Notice of Termination was given;

                    (B) a current year bonus (the "Bonus") equal to the greatest of: (x) the average of the two highest annual bonuses received by the Executive under the MIP, or any successor plan, in the three years prior to the Date of Termination, including any years in which the Executive was paid no bonus (the "Average Annual Bonus"), and prorated to reflect the total number of full months the Executive is employed on an active and full time basis in the year in which termination occurs; (y) the annual bonus, if any, paid to the Executive under the MIP or any successor plan, but excluding for this purpose any bonus paid under Section 3(b)(i), for the 2000 or 2001 calendar year, whichever is greater, without proration; or (z) the target annual bonus (100%of Base Salary) for the Executive under the MIP for the 2000 calendar year;

                         (C) three times the sum of (I) the Executive's annual Base Salary at the rate in effect at the time the Notice of Termination is given, and (II) the Bonus defined in Section 5(d)(i)(B), but without proration (and, in each such case, without regard to any contributions by Mattel for the Executive's benefit to any retirement or other investment plans).

                    (ii) Mattel shall pay the Executive a portion of any long-term incentive compensation that Executive would have received under the LTIP with respect to any performance period which is pending as of the Executive's Date of Termination as if the Executive had remained employed for the entire performance period, prorated based on the number of full months of Executive's employment during the performance period over the total number of months in the performance period, which amount shall be payable at the end of the period in accordance with the terms of the LTIP and shall be net of any interim payments previously made to the Executive.

                    (iii) Any Options theretofore granted to the Executive under Mattel's stock option plans, other than Mattel's 1997 Premium Price Stock Option Plan or any successor thereto, shall become immediately exercisable and the Executive shall have until the date which is ten (10) years from the date each such Option was granted to exercise each such Option.

                    (iv) On the Date of Termination, all restricted stock units and restricted stock, including, without limitation, any restricted stock units granted as part of the Initial Restricted Stock Unit Grant described in Section 3(e)(ii), above, granted by Mattel to the Executive prior to the Date of Termination which had not vested prior to such date, shall become fully vested and nonforfeitable.

                    (v) Mattel shall, promptly upon submission by the Executive of supporting documentation, pay or reimburse to the Executive any costs and expenses paid or incurred by the Executive which would have been payable under Section 3(j) if the Executive's employment had not terminated.

                    (vi) Until the earlier of (x) the third anniversary of the Date of Termination or (y) the date the Executive becomes gainfully employed in a substantially similar employment position, Mattel shall provide to the Executive at Mattel's expense:

                         (A) coverage under Mattel's medical, dental, prescription drug and vision care group insurance as in effect from time to time on the same terms and conditions as such insurance is available to active employees of Mattel (the last 18 months of the Executive's coverage under such insurance shall be deemed to be participation under an election to continue such benefits under the Consolidated Omnibus Budget Reconciliation Act at Mattel's expense);

                         (B) outplacement services at the expense of Mattel commensurate with those provided to terminated executives of comparable level and made available through and at the facilities of a reputable and experienced vendor;

                         (C) financial counseling and tax preparation services through the vendor engaged and paid for by Mattel;

                         (D) automobile benefits; provided however, that if such automobile is leased by Mattel, such benefits shall expire upon expiration of such lease. Upon expiration of the automobile benefits, at which time the Executive may purchase the car for either $100, if the automobile benefits terminate at the end of the lease term, or Mattel's book value, if the automobile benefits terminate on either the third anniversary of the Date of Termination or the date on which the Executive accepts other employment. As of the Date of Termination, all expenses related to such automobile, including but not limited to insurance, repairs, maintenance, gasoline, and car phone and associated expenses, shall be the sole responsibility of the Executive; and

                         (E) membership in one city or country club and related expenses. Mattel shall cause the membership to be transferred to the Executive at no cost to the Executive.

                    (vii) For purposes of the Mattel Supplemental Executive Retirement Plan, the Mattel Deferred Compensation Plan and/or the Mattel Retiree Medical Plan (if and to the extent the Executive is a participant in such plans), the Executive shall be given credit for three years of service (in addition to actual service) and for three years of attained age to be added to the Executive's actual age for purposes of computing any service and age-related benefits for which the Executive is eligible under such plans.

          (e)       Change of Control. If, within 18 months following
                    -----------------
          a Change of Control, the Executive terminates his employment for Good Reason, or Mattel or the surviving entity terminates the Executive's employment other than for Cause or Disability, or if within the 30-day period immediately following the six (6) month anniversary of a Change of Control the Executive terminates the Executive's employment for any reason, the Executive shall be entitled to all of the payments, rights and benefits described in Section 5(d); provided, however, Section 5(d)(ii) (relating to the LTIP) shall not apply because, in lieu thereof, the Executive will have received the long term incentive compensation payments described in Section 6, below. If a Change of Control occurs during the Term, then (regardless of when the Term would otherwise end under any other provision of this Agreement) this
          Section 5(e), and all other parts of this Agreement which relate to this Section 5(e), shall continue to apply to the Executive for 18 months after the Change of Control.

6.    Long Term Incentive Compensation Plan Payments After a Change of Control.
      ------------------------------------------------------------------------

          (a) In the event of a Change of Control during the Term, Mattel shall pay the Executive a cash payment as provided under the provisions of the LTIP, as in effect immediately prior to the Change of Control.

          (b) In addition, in the event of a Change of Control during the Term, within thirty (30) days after the date of such Change of Control, Mattel shall pay the Executive any unpaid amounts to which the Executive is entitled with respect to any performance period under the LTIP, or any other successor long-term incentive compensation plan of Mattel, that has been completed as of the date of the Change of Control.

7.    Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or
      -------------------------
limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by Mattel and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreement with Mattel or any of its affiliated companies. Except as otherwise provided herein, amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of Mattel at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

8.    No Set Off, Payment of Fees.  Except as provided herein, Mattel's
      ---------------------------
obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which Mattel may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amount payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. Mattel agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by Mattel or others of the validity or enforceability of, or liability under, any provision of this Agreement other than expenses relating to a claim by the Executive that the Executive terminated for Good Reason or that a termination for Cause was improper, in which case such fees and expenses shall be paid only if the Executive prevails in whole or in part. In the event the Executive shall in good faith give a Notice of Termination for Good Reason and it shall thereafter be determined that Good Reason did not exist, the employment of the Executive shall, unless Mattel and the Executive shall otherwise mutually agree, be deemed to have terminated at the Date of Termination specified in such purported Notice of Termination by mutual consent of Mattel and the Executive and thereupon, the Executive shall be entitled to receive only those payments and benefits which the Executive would have been entitled to receive at such date.

9.    Arbitration of Disputes.
      -----------------------

(a) The parties agree that any disputes, controversies or claims which arise out of or relate to this Agreement, the Executive's employment or the termination of the Executive's employment, including, but not limited to, any claim relating to the purported validity, interpretation, enforceability or breach of this Agreement, and/or any other claim or controversy arising out of the relationship between the Executive and Mattel (or the nature of the relationship) or the continuation or termination of that relationship, including, but not limited to, claims that a termination was for Cause, or for Good Reason, claims for breach of covenant, breach of an implied covenant of good faith and fair dealing, wrongful termination, breach of contract, or intentional infliction of emotional distress, defamation, breach of right of privacy, interference with advantageous or contractual relations, fraud, conspiracy or other tort or property claims of any kind, which are not settled by agreement between the parties, shall be settled by expedited arbitration under the then applicable arbitration rules of JAMS/Endispute (or any other mutually agreed arbitrator) before a board of three arbitrators, as selected thereunder.

     One arbitrator shall be selected by the Executive, one by Mattel and the third by the two persons so selected, all in accordance with the then applicable arbitration rules of JAMS/Endispute then in effect. In the event that the arbitrator selected by the Executive and the arbitrator selected by Mattel are unable to agree upon a third arbitrator, then the third arbitrator shall be selected from a list of seven (each of whom shall be a member of the "Independent List" of retired judges with experience in resolving employment disputes) provided by the Los Angeles office of JAMS/Endispute with the parties striking names in order and the party striking first to be determined by the flip of a coin. The arbitration shall be held in a location mutually agreed upon by the parties. In the absence of agreement, the arbitration shall be held in Los Angeles, California.

(b) In consideration of the parties' agreement to submit to arbitration all disputes with regard to this Agreement and/or with regard to any alleged contract, or any other claim arising out of their conduct, the relationship existing hereunder or the continuation or termination of that relationship, and in further consideration of the anticipated expedition and the minimizing of expense resulting from this arbitration remedy, the arbitration provisions of this Agreement shall provide the exclusive remedy, and each party expressly waives any right to seek redress in any other forum.

(c) Any claim which either party has against the other party which could be submitted for resolution pursuant to this Section 8 must be presented in writing by the claiming party to the other within the period of the applicable statue of limitations.

(d)       Mattel will pay all costs and expenses of the arbitration.

(e) Any decision and award or order of a majority of the arbitrators shall be binding upon the parties hereto and judgment thereon may be entered in the Superior Court of the State of California or any other court having jurisdiction.

(f) Each of the above terms and conditions of this Section 8 shall have separate validity, and the invalidity of any part thereof shall not affect the remaining parts.

(g) Any decision and award or order of a majority of the arbitrators shall be final and binding between the parties as to all claims which were raised in connection with the dispute to the full extent permitted by law. In all other cases, the parties agree that a decision of a majority of arbitrators shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by Mattel or the Executive in connection with the dispute, and that the decision and opinion of the board of arbitrators may be presented in any other forum on the merits of the dispute.

10.   General Release.  The Executive acknowledges and agrees that this
      ---------------
Agreement includes the entire agreement and understanding between the parties with regard to the Executive's employment, the termination thereof during the Term, and all amounts to which the Executive shall be entitled whether during the term of employment or upon termination thereof. The Executive also acknowledges and agrees that the Executive's right to receive severance pay and other benefits pursuant to subsections (b), (d) and (e) of Section 5 of this Agreement is contingent upon the Executive's compliance with the covenants set forth in Section 11 of this Agreement and the Executive's execution and acceptance of the terms and conditions of, and the effectiveness of the General Release of All Claims (the "Release") attached hereto as Exhibit "B." If the Executive fails to comply with the covenants set forth in Section 11 or if the Executive fails to execute the Release within twenty-one (21) days of receipt of such Release, then the Executive shall not be entitled to any severance payments or other benefits to which the Executive would otherwise be entitled under subsections (b), (d) and (e) of Section 5 of this Agreement.

11.   Executive's Covenants.
      ---------------------

(a) The Executive shall not, at any time during the Term or thereafter, make use of or disclose, directly or indirectly, to any person any (i) trade secret or other confidential or secret information of Mattel or any of its subsidiaries, affiliates or customers or (ii) other technical, business, proprietary or financial information of Mattel or any of its subsidiaries, affiliates or customers not available to the public generally or the competitors of Mattel or the competitors of any of its subsidiaries or affiliates, in each case that the Executive obtained as a result of his employment by Mattel or any of its subsidiaries or affiliates ("Confidential Information"), except to the extent that such Confidential Information (1) is used by the Executive during the Term in the proper performance of his duties pursuant to this Agreement, (2) is disclosed by the Executive to his legal counsel in connection with legal services performed by such counsel for the Executive, provided that such disclosure is made on a confidential basis, (3) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, or has otherwise become generally known in the markets in which Mattel does business and to which the Confidential Information other than as a result of any act or omission of the Executive outside the proper performance of his duties pursuant to this Agreement, or (4) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency. Promptly following the termination of the Term, the Executive shall surrender to Mattel all records, memoranda, notes, plans, reports, computer media and software and other documents and data which constitute Confidential Information which he may then possess or have under his control (together with all copies thereof); provided, however, the Executive may retain personal diaries and notes and copies of such documents as are necessary for the preparation of his federal or state income tax returns. Executive further agrees to affirm and recognize his continuing obligations with respect to the use and disclosure of Confidential Information by entering into an Executive Patent and Confidence Agreement, substantially in the form attached hereto as Exhibit C.

(b) The Executive acknowledges that in his capacity in management, the Executive has had and will have a great deal of exposure and access to Confidential Information. Therefore, if the termination of the Executive's employment occurs prior to a Change of Control, the Executive agrees that eligibility for severance payments and other benefits under this Agreement are contingent upon the Executive's agreement and compliance with Mattel's requirement that the Executive does not accept employment nor an engagement as a consultant with a competitor whereupon such position is comparable to the position the Executive held with Mattel and where the Executive cannot reasonably satisfy Mattel that the new employer is prepared to and/or does take adequate steps to preclude and to prevent disclosure of Confidential Information, as prohibited under Mattel's policies with respect to the use and disclosure of confidential and proprietary information, as set forth in Mattel's form Executive Patent and Confidence Agreement, attached hereto as Exhibit C. If the Executive accepts employment or a consulting relationship with a competitor as described above, no further payments nor eligibility for benefits continuation will be available to the Executive as of the date the Executive commences such employment/consulting. It is a specific condition of this Agreement that until the earlier of (i) 12 months after the last date on which the Executive receives any payments or benefits under this Agreement with respect to a termination of the Executive's employment prior to a Change of Control or (ii) three years after such termination of employment, the Executive is obligated to immediately notify Mattel as to the specifics of the new position that the Executive is planning to commence as an employee or consultant for any company which is a competitor of Mattel.

(c) The Executive agrees that until the earlier of (i) 12 months after the last date on which the Executive receives any payments or benefits under this Agreement or (ii) three years after the termination of Executive's employment, the Executive will not participate in recruiting any of Mattel's employees or in the solicitation of Mattel's employees, and the Executive will not communicate to any other person or entity about the nature, quality or quantity of work, or any special knowledge or personal characteristics, of any person employed by Mattel. If the Executive should wish to discuss possible employment with any then-current Mattel employee during the period set forth above, the Executive may request written permission to do so from the senior human resources officer of Mattel who may, in his/her discretion, grant a written exception to the no solicitation agreement set forth above; provided, however, the Executive agrees that the Executive will not discuss any such employment possibility with such employees prior to securing Mattel's permission. If Mattel should decline to grant such permission, the Executive agrees that the Executive will not at any time, either during or after the non-solicitation period set forth above, advise the employee concerned that he/she was the subject of a request under this paragraph or that Mattel refused to grant the Executive the right to discuss an employment possibility with him/her.

12.   Successors.
      ----------

(a) This Agreement is personal to the Executive and without the prior written consent of Mattel shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon Mattel and its successors. Mattel shall require any successor to all or substantially all of the business and/or assets of Mattel, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Mattel would be required to perform if no such succession had taken place.

13.   Amendment; Waiver.  This Agreement contains the entire agreement between
      -----------------
the parties with respect to the subject matter hereof and may be amended, modified or changed only by a written instrument executed by the Executive and Mattel. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

14.   Certain Additional Payments by Mattel.
      -------------------------------------

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment (as defined below) would be subject to the Excise Tax (as defined below), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this
Section 14(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Parachute Value of Payments (as defined below) does not exceed 110% of the Safe Harbor Amount (as defined below), then no Gross-Up Payment shall be made to the Executive and the Agreement Payments (as defined below), in the aggregate, shall be reduced (but not below zero) such that the Parachute Value of all Payments equals the Safe Harbor Amount, determined in such a manner as to maximize the Value of all Payments (as defined below) actually made to the Executive.

(b) Subject to the provisions of Section 14(c), all determinations required to be made under this Section 14, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP or such other nationally recognized certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to Mattel and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by Mattel. All fees and expenses of the Accounting Firm shall be borne solely by Mattel. Subject to Section 14(e) below, any Gross-Up Payment, as determined pursuant to this Section 14, shall be paid by Mattel to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon Mattel and the Executive. As a result of the uncertainty in the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Mattel should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Mattel exhausts its remedies pursuant to Section 14(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Mattel to or for the benefit of the Executive.

(c) The Executive shall notify Mattel in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Mattel of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise Mattel of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to Mattel (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Mattel notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

     (i) give Mattel any information reasonably requested by Mattel relating to such claim,

     (ii) take such action in connection with contesting such claim as Mattel shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Mattel;

     (iii) cooperate with Mattel in good faith in order to effectively contest such claim, and

     (iv) permit Mattel to participate in any proceedings relating to such claim;

provided, however, that Mattel shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 14(c), Mattel shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Mattel shall determine; provided, however, that if Mattel directs the Executive to pay such claim and sue for a refund, Mattel shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Mattel's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by Mattel pursuant to Section 14(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to Mattel's complying with the requirements of Section 14(c)) promptly pay to Mattel the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by Mattel pursuant to Section 14(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and Mattel does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) Notwithstanding any other provision of this Section 14, Mattel may withhold and pay over to the Internal Revenue Service for the benefit of the Executive all or any portion of the Gross-Up Payment that Mattel determines in good faith that it is or may be in the future required to withhold, and the Executive hereby consents to such withholding.

(f) The following terms shall have the following meanings for purposes of this Section 14.

     (i) An "Agreement Payment" shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section 14) and any payment relating to the Loan Agreement.

     (ii) "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

     (iii) The "Net After-Tax Amount" of a Payment shall mean the Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and applicable state and local law, determined by applying the highest marginal rates that are expected to apply to the Executive's taxable income for the taxable year in which the Payment is made.

     (iv) "Parachute Value" of a Payment shall mean the present value, as of the date of the change of control for purposes of Section 280G of the Code, of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

     (v) A "Payment" shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

     (vi) The "Safe Harbor Amount" means the maximum Parachute Value of all Payments that the Executive can receive without any Payments being subject to the Excise Tax.

     (vii) "Value" of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

15.   Miscellaneous.
      -------------

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b) All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

          If to Mattel:
          ------------

               MATTEL, INC.
               333 Continental Blvd.
               El Segundo, CA 90245

          If to Executive:
          ---------------

               Mr. Robert A. Eckert
               MATTEL, INC.
               333 Continental Blvd.
               El Segundo, CA 90245

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

(c) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(d) Mattel may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.

                                   EXECUTIVE:

                                   ROBERT A. ECKERT
                                   /s/ Robert A. Eckert
                                   --------------------

                                   MATTEL:
                                   MATTEL, INC., a Delaware corporation


                                   By:/s/ Alan Kaye
                                      -------------
                                   Its:SVP HR


ATTEST:

/s/ Christopher O'Brien
-----------------------
Assistant Secretary

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